Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Intelligent Bio Solutions Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Intelligent Bio Solutions Inc. (f/k/a GBS Inc.) of our report dated September 21, 2022, except for the effects of the reverse stock split discussed in Note 3 and effects of the change in the segments discussed in Note 4, as to which the date is August 23, 2023, relating to the consolidated financial statements for the year ended June 30, 2022 appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption ‘Experts’ in this Registration Statement.

/s/ BDO Audit Pty Ltd

Sydney, Australia

March 18, 2024